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                                  EXHIBIT 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 10, 1997, except for Note 4 as to which the date is March 27, 1997, included in the Joint Proxy Statement of ValuJet, Inc. and Airways Corporation that is made a part of the Registration Statement (Form S-4) and Prospectus of ValuJet, Inc. for the registration of 9,629,937 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated February 10, 1997, except for Note 4 as to which the date is March 27, 1997, with respect to the financial statement schedule of ValuJet, Inc. for the years ended December 31, 1996, 1995 and 1994 included in the Annual Report (Form 10-K) for 1996 filed with the Securities and Exchange Commission.



                                                  ERNST & YOUNG LLP


Atlanta, Georgia
August 12, 1997